Exhibit 99

News Release
CACI International Inc - 1100 North Glebe Road - Arlington Virginia 22201

CACI Completes Acquisition of
Athena Innovative Solutions, Inc.
Expands Services and Solutions to Intelligence Community and National Security Clients

Arlington, Va., October 31, 2007 - CACI International Inc (NYSE: CAI) announced today that it has completed its transaction to acquire Athena Innovative Solutions, Inc. from Veritas Capital. Athena provides specialized services and solutions to the Intelligence Community and national security clients.

Athena is headquartered in Arlington, Virginia, with offices in Northern Virginia, Charlottesville, and Tampa, Florida. The company has approximately 600 full-time professionals, the majority of whom possess security clearances at the Top Secret level, or above. The organization brings expertise in five core competencies: human intelligence, counterintelligence, counterterrorism, all-source analysis, and strategic policy development. More than 90 percent of Athena's services are provided on-site at customer locations throughout the U.S. and abroad. Athena's revenue is expected to be approximately $110 million for the calendar year ending December 2007. The transaction is expected to be slightly accretive over the next 12 months.

CACI President of U.S. Operations Bill Fairl said, "Athena Innovative Solutions increases the range of highly specialized professional services and solutions CACI offers to help our government clients counter global terrorism. Athena's offerings complement our CACI core competencies in information technology and professional services, and enable us to provide increasingly comprehensive support for our nation's highest priorities in intelligence and national security."

According to CACI President and Chief Executive Officer Paul Cofoni, "The acquisition of Athena Innovative Solutions demonstrates CACI's continued leadership as a strategic consolidator in the federal government market. Athena is a great fit with our CACI culture and dedicated, client-focused employees. We look forward to a seamless integration into Team CACI and uninterrupted support for Athena's important clients. Athena has a strong growth record that we intend to continue, as we leverage Athena's capabilities into valuable solutions for our clients and high returns for our shareholders."

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of national security, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of national security and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI is a member of the Fortune 1000 Largest Companies of 2007 and the Russell 2000 index. CACI provides dynamic careers for approximately 10,700 employees working in over 120 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: the ability to successfully integrate Athena's operations; the accretiveness of the Athena transaction to our earnings; regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For investor information contact: David Dragics Senior Vice President, Investor Relations (703) 841-3710 ddragics@caci.com	For other information contact: Jody Brown Executive Vice President, Public Relations (703) 841-7801 jbrown@caci.com